EXHIBIT 10.1

Execution Version

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of April 6, 2011, by and between ALLEGHANY CAPITAL CORPORATION, a Delaware corporation (“Alleghany”), and LAREDO OIL, INC., a Delaware corporation (“Laredo”).

RECITALS

A.           Alleghany, Laredo and Mark See are in discussions and negotiations with respect to a possible transaction involving Alleghany, Laredo and Mark See (the “Proposed Transaction”).

B.           Pending the discussions concerning the Proposed Transaction, Alleghany has agreed to loan to Laredo (the “Loan”) One Hundred Thousand Dollars ($100,000.00) (the “Loan Amount”) to assist Laredo in funding certain of its operating costs and expenses.

C.           The Loan is to be evidenced by this Agreement and a senior promissory note in the form of Exhibit A annexed hereto (“Note”).

D.           Alleghany has previously loaned $250,000 to Laredo pursuant to the terms and conditions of that certain Loan Agreement dated November 22, 2010 (“Prior Loan Agreement”) between Alleghany and Laredo and that certain Senior Promissory Note dated November 22, 2010 executed by Laredo in favor of Alleghany (“Prior Note”).  It is the intention of the parties hereto that the priority of the repayment of the Loan and the Note, and all interest thereon, shall be subject and subordinate only to the loan made pursuant to the Prior Loan Agreement and the Prior Note, and shall have priority over all other indebtedness of Laredo.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants, conditions and agreements herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           The Loan and Loan Documents

a)           The Loan.  Subject to the terms and conditions contained herein, Alleghany shall lend to Laredo an amount equal to One Hundred Thousand Dollars ($100,000.00) (the “Funded Amount”) which will be funded only if and when the following shall have occurred: (i) this Agreement shall have been executed and delivered by Alleghany and Laredo; (ii) the Note shall have been executed by Laredo and delivered to Alleghany; and (iii) that certain letter agreement dated April 6, 2011 extending the date of the exclusivity period under that certain letter agreement dated November 22, 2010 to 5:00 pm, PDT, May 31, 2011, shall have been executed and delivered by Laredo..

b)           Use of Loan Proceeds.  The proceeds from the Funded Amount of the Loan shall be used solely and exclusively by Laredo for the following purposes, and the proceeds of the Funded Amount shall not be used for any other purposes, without the prior written consent of Alleghany, which consent Alleghany may grant or withhold in its sole and absolute discretion:

i)
to pay for legal fees, accounting fees, filing fees and other costs and expenses associated with the Proposed Transaction and compliance by Laredo of its reporting and filing requirements as a public company; and

ii)
other working capital needs for Laredo in its ordinary course of business consistent with past practices, including payroll, insurance, other general and administrative expenses and obtaining third party reserve reports.

Notwithstanding anything to the contrary set forth above, the proceeds of the Funded Amount shall not be used, directly or indirectly, to pay for any investment advisory fees, broker’s fees, finder’s fees or the like, or for any costs or expenses, (including legal fees) relating to any pending or threatened litigations or claims.

c)           Note.  Simultaneously with the execution and delivery of this Agreement, Laredo shall execute and deliver to Alleghany the Note, in the form attached as Exhibit A hereto.  The term “Loan Documents” as used in this Agreement shall mean this Agreement and the Note.

2.           Negative Covenants.

a)           Laredo covenants to Alleghany that unless and until the Note is paid in full, Laredo shall not, directly or indirectly, take or permit the taking of any of the following actions or activities without the prior written consent of Alleghany, which consent Alleghany may grant or withhold in Alleghany’s sole and absolute discretion:

i)
Make any offer to purchase for cash, or purchase for cash, or acquire or redeem for cash, any shares of the capital stock of Laredo, or any warrants or options to purchase any shares of the capital stock of Laredo; or

ii)
Make any offer to acquire or redeem, or actually acquire or redeem, any outstanding indebtedness of Laredo, including any convertible indebtedness of Laredo, except to the extent the terms and conditions of such indebtedness require such acquisition or redemption or to the extent the acquisition or redemption payment is made in shares of capital stock or capital stock equivalents of Laredo; or

iii)	declare or make any cash dividends or distributions.

b)           Laredo covenants to Alleghany that unless and until the Note is paid in full, Laredo shall not, except for the purpose of raising funds to pay off the Note, directly or indirectly, take or permit the taking of any of the following actions or activities without the prior written consent of Alleghany, which consent Alleghany may grant or withhold in Alleghany’s sole and absolute discretion:

i)
Incur any indebtedness for money borrowed which is not expressly subordinated to the payment of all interest and principal under the Note pursuant to a written subordination agreement, satisfactory to Alleghany in its sole and absolute discretion, which provides in substance and effect that no interest or principal may be paid in respect of such indebtedness, either prior to or after default, unless and until all interest and principal, and other charges, payable under the Note is paid to Alleghany in full; or

ii)
If any indebtedness for money borrowed is incurred by Laredo which otherwise satisfies the provisions of subparagraph (i) above, Laredo nevertheless makes any payment of interest or principal in respect of such indebtedness before all interest, principal and other charges due under the Note are paid in full; or

iii)	Guarantee any indebtedness of any other person, firm or entity; or

iv)	Merge or consolidate with any other corporation or entity, or sell, lease or transfer or otherwise dispose of all or substantially all of the assets of Laredo; or

v)	Grant or create any lien, pledge, security interest or other encumbrance in any of the assets of Laredo; or

vi)	Enter into any transaction with any person, firm or entity which constitutes an “Affiliate” (as defined in Section 7(f) below) of Laredo or Mark See.

3.           Affirmative Covenants.  Laredo covenants to Alleghany that unless and until the Note is paid in full:

a)           Laredo shall deliver to Alleghany any and all amendments hereafter made to Laredo’s Articles of Incorporation and Bylaws promptly upon their adoption and prior to the filing of any said amendments with the Secretary of State’s office.  Laredo’s Articles of Incorporation and Bylaws will continue to be valid and binding until the Note is paid in full; notwithstanding anything herein to the contrary, Laredo shall not amend its organizational documents without Alleghany’s prior written consent unless such amendment is necessary to, and its effectiveness is conditioned upon completion of, a sale or issuance of capital stock, the proceeds of which are used to repay all principal and interest outstanding on the Note;

b)           Laredo shall preserve and keep in force and effect its corporate existence and all rights, licenses and permits necessary or appropriate to the proper conduct of its business, except where any discontinuance or termination shall not cause a material adverse change in the business, operations, properties or condition of Laredo or its ability to perform its obligations under this Agreement; and

c)           Laredo shall preserve and maintain its legal existence and all rights, privileges and franchises necessary or desirable in the normal conduct of its business, shall conduct its business in an orderly, efficient and regular manner, and shall comply with all applicable laws and regulations of any person and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound if failure to so comply would have a material adverse effect on the business, properties or condition (financial or otherwise) of Laredo.

d)           Laredo shall use all proceeds from the issuance or sale of any shares of its capital stock to repay the principal and interest outstanding under the Note.

4.           Representations and Warranties of Laredo.  Laredo represents and warrants to Alleghany as follows:

a)           Laredo has full power and authority, to execute, deliver and perform this Agreement and the Note and all corporate action required to be taken by the Board of Directors of Laredo has been duly and validly taken;

b)           Laredo is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware;

c)           This Agreement constitutes, and when delivered, the Note will constitute, legal, valid and binding obligations of Laredo enforceable against Laredo in accordance with their respective terms except as limited by general principles of equity and by bankruptcy, insolvency and other laws affecting the rights of creditors generally;

d)           There are no legal or administrative actions pending or, to the best of Laredo’s knowledge, threatened against or related to Laredo; and

e)           The execution, delivery and performance of this Agreement and the Note will not violate any governmental requirement (including, without limitation, any applicable usury law), or conflict with, be inconsistent with or result in any default under any of the representations or warranties, covenants, conditions or other provisions of any indenture, mortgage, deed of trust, easement, restriction of record, contract, document, agreement or instrument of any kind to which Laredo is bound.

5.           Events of Default.  Each of the following shall constitute an event of default (“Event of Default”) hereunder:

a)           Laredo fails to make any payment of principal or interest when and as the same shall become due and payable, whether at maturity or by acceleration or as part of any prepayment or otherwise, under the Note and does not cure such failure within five (5) days after such failure;

b)           Laredo fails to perform or otherwise breaches any covenant contained in this Agreement or the Note and, if such failure or breach is capable of being cured, does not cure such failure or breach within ten (10) days after written notice of such failure is given to Laredo by Alleghany;

c)           Any representation or warranty made to Alleghany by Laredo in this Agreement is or becomes false, inaccurate or misleading in any material respect either as of the date of this Agreement or as of the date on which Alleghany is required to fund the Second Loan Installment, or at any time thereafter;

d)           Laredo breaches or violates any provisions of any other written agreement entered into with Alleghany; or

e)           Laredo files a petition in bankruptcy or for any form of debtor relief under any present or future law relating to bankruptcy or debtor relief; or such a filing or petition is filed against Laredo and Laredo either consents to or does not oppose such filing or petition, or such petition is not dismissed within sixty (60) days after filing; or Laredo consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of Laredo or for any part of Laredo’s property; or Laredo makes an assignment for the benefit of its creditors.

6.           Remedies.  Upon an Event of Default, the Alleghany may, at its option, and without further notice to or demand upon Laredo:

a)           If an Event of Default occurs prior to or exists as of the date on which Alleghany is required to fund the Second Loan Installment, Alleghany shall not have any obligation to fund the Second Loan Installment.

b)           Declare any or all indebtedness evidenced by the Note to be due and payable immediately without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, or other notices or demands of any kind or character, all at Alleghany’s option, exercisable in its sole discretion;

c)           Exercise any other right or remedy available to Alleghany under this Agreement, or at law or in equity.

7.	Miscellaneous.

a)           Attorneys’ Fees and Expenses.  If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.  Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

b)           Notice.  All notices hereunder shall be in writing.  Notices may be delivered personally, by reputable overnight courier, or by United States mail, postage prepaid, to either party at the address set forth below, or at such other address as a party, by written notice, may designate.  Notices given by hand shall be deemed received on the day so delivered, transmitted or sent.  Notices given by overnight courier shall be deemed received on the first business day following the mailing date.  Notices mailed shall be deemed received as of 5:00 P.M. on the third business day following the mailing date.  Any notices shall be deemed delivered only when actually delivered or transmitted and received at the specified address.

Alleghany:	Alleghany Capital Corporation
7 Times Square Tower, 17th Floor
New York, NY  10036
Attn.: Christopher Dalrymple, Secretary

Laredo:	Mark See, Chief Executive Officer
Laredo Oil, Inc.
P.O. Box 22
Big Horn, WY 82833

with a copy to:	Bradley E. Sparks, Chief Financial Officer
Laredo Oil, Inc.
2203 Townes Lane
Austin, TX  78703

c)           Amendment.  This Agreement may not be amended except in writing.  This Agreement sets forth the entire understanding of the parties respecting the Loan from Alleghany to Laredo and supersedes all prior understandings or agreements of the parties, oral or otherwise.

d)           Waiver, Third Parties.  No waiver by Alleghany of any provision hereof and no consent or approval by Alleghany shall be valid unless in writing, and then shall apply only to the extent specifically set forth in such writing.  Alleghany may, in its sole discretion, waive any provision of this Agreement, including the restrictions on use of the proceeds of the Loan and such waiver shall not affect the validity of this Agreement or any other Loan Document.  This Agreement is not intended to benefit, and does not benefit, any third person.

e)           Assignment; Choice of Law.  Alleghany may, in its sole discretion, sell, assign or otherwise transfer all or a portion of its interest and rights in the Loan and in any of the Loan Documents to any subsidiary or affiliate of Alleghany.  This Agreement shall be binding on and inure to the benefit of their respective successors and assigns of the parties hereto, except that Laredo may not assign or transfer any of its rights hereunder without the prior written consent of Alleghany.  This Agreement, and the rights and remedies of Alleghany and Laredo as provided herein, shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts or choice of law principles.

f)           “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

g)           Counterparts.  This Agreement may be executed in counterparts, all such counterparts together constituting but one and the same instrument.

IN WITNESS HEREOF, the parties hereto have executed and delivered this Loan Agreement as of the date first set forth above.

ALLEGHANY:	ALLEGHANY CAPITAL CORPORATION, a Delaware corporation

	By:	/s/ Peter R. Sismondo
Peter R. Sismondo, Vice President

LAREDO:	LAREDO OIL, INC., a Delaware corporation

	By:	/s/ Mark See
Mark See, President and CEO

Exhibit A

Senior Promissory Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL SATISFACTORY TO LAREDO OIL, INC. THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

SENIOR PROMISSORY NOTE

$100,000.00	April 6, 2011 New York, New York

FOR VALUE RECEIVED, the receipt and adequacy of which is hereby acknowledged by the undersigned, Laredo Oil, Inc., a Delaware corporation (“Borrower”), does hereby promise to pay to the order of Alleghany Capital Corporation, a Delaware corporation (“Lender”), at 7 Times Square Tower, 17th Floor, New York, NY 10036, or at such other place as may be designated from time to time in writing by Lender, One Hundred Thousand Dollars ($100,000.00) (the “Outstanding Principal Sum”), plus interest thereon as provided for herein.  All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds.

This Senior Promissory Note (this “Note”) is being executed and delivered in connection with Lender’s undertaking to fund to Borrower (the “Loan”) the sum of One Hundred Thousand Dollars ($100,000.00) (“Loan Amount”) pursuant and subject to the terms and conditions of that certain Loan Agreement of even date herewith between Borrower and Lender (“Loan Agreement”).  Unless otherwise defined in this Note, all capitalized terms used in this Note shall have the meanings ascribed to them in the Loan Agreement.

1.           Interest.

(a)           Note Rate.  Interest shall accrue on the Outstanding Principal Sum of this Note from the date on which the Outstanding Principal Sum hereunder or portion thereof is funded by Lender to the date such Outstanding Principal Sum is paid in full, at the rate of six percent (6%) per annum (referred to herein as the “Note Rate”).

(b)           Default Rate.  Upon the occurrence of an “Event of Default” (as defined in Paragraph 5 below), and so long as such Event of Default shall continue, the Outstanding Principal Sum together with all unpaid interest accrued thereon shall bear interest at an annual rate (the “Default Rate”) equal to the then applicable Note Rate plus three percent (3%) per annum.

2.           Payments.

(a)           Subject to the provisions of Paragraph 6 below, interest shall be payable semi-annually, commencing on May 22, 2011 (each, an “Interest Payment Date”).  The Outstanding Principal Sum (together with all accrued and unpaid interest thereon) shall be all due and payable on the “Maturity Date” set forth in Section 3 below.  Notwithstanding the foregoing, all amounts received by Borrower after the date of this Note from the issuance or sale of shares of the capital stock of Borrower (referred to herein as “Equity Sale Proceeds”) shall be used and applied as followed: (i) first, to pay all accrued and unpaid interest under the Prior Note; (ii) second, to pay the “Outstanding Principal Sum” under the Prior Note; (iii) third, to pay all accrued and unpaid interest under this Note; and (iv) fourth, to pay the Outstanding Principal Sum under this Note.

(b)           Notwithstanding the foregoing Paragraph 2(a), on each Interest Payment Date, Borrower may elect to allow the interest then due and payable to accrue and compound, at which time and giving effect to such election the interest having accrued on the Outstanding Principal Sum since the date of this Note or the most recent Interest Payment Date (whichever is later) shall be added to the principal amount of the Loan and become part of the Original Principal Sum for all purposes of this Note.

3.           Maturity Date.

(a)           If the “Proposed Transaction” referred to in the Loan Agreement is not consummated prior to May 31, 2011, then the entire Outstanding Principal Sum, and all accrued and unpaid interest thereon, shall be all due and payable on the date which is the earlier of (a) the date on which Borrower consummates any equity or debt financing involving the receipt by Borrower of proceeds of at least $500,000.00; (b) December 31, 2011 or (b) the “Accelerated Maturity Date” (as defined in Paragraph 6 below).

(b)           If the “Proposed Transaction” referred to in the Loan Agreement is consummated prior to May 31, 2011, then the entire Outstanding Principal Sum, and all accrued and unpaid interest thereon, shall be all due and payable on the date which is the earlier of (a) December 31, 2013 or (b) the “Accelerated Maturity Date” (as defined in Paragraph 6 below).

(c)           The actual date on which the entire Outstanding Principal Sum is all due and payable under this Section 3 shall be referred to herein as the “Maturity Date”.

4.           Not Revolving Line of Credit.  The Loan does not constitute a revolving credit and when any repayment of the Outstanding Principal Amount occurs, such Outstanding Principal Amount may not be re-borrowed.

5.           Events of Default.  The occurrence of any one or more of the following events with respect to the Borrower shall constitute an event of default hereunder (each an “Event of Default”):

(a)           Borrower fails to make any payment of principal or interest when and as the same shall become due and payable, whether at maturity or by acceleration or as part of any prepayment or otherwise, under this Note and does not cure such failure within five (5) days after such failure;

(b)           Borrower fails to perform or otherwise breaches any covenant contained in the Loan Agreement or this Note and, if such failure or breach is capable of being cured, does not cure such failure or breach within ten (10) days after written notice of such failure is given to Borrower by Lender;

(c)           Any representation or warranty made to Lender by Borrower in the Loan Agreement is or becomes false, inaccurate or misleading in any material respect as of the date of the Loan Agreement or as of the date on which Lender funds the Outstanding Principal Amount;

(d)           Borrower breaches or violates any provisions of any other written agreement entered into with Lender;

(e)           An “Event of Default” (as this term is defined in the Prior Note) occurs or exist; or

(f)           Borrower files a petition in bankruptcy or for any form of debtor relief under any present or future law relating to bankruptcy or debtor relief; or such a filing or petition is filed against Borrower and Borrower either consents to or does not oppose such filing or petition, or such petition is not dismissed within sixty (60) days after filing; or Borrower consents to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of Borrower or for any part of Borrower’s property; or Borrower makes an assignment for the benefit of its creditors.

6.           Remedies.  Upon the occurrence of any Event of Default, Lender shall be entitled to exercise one or more of the following remedies:

(a)           Declare by written notice to the Borrower, the then entire Outstanding Principal Sum, together with accrued interest thereon, immediately due and payable without presentment or demand for payment, protest or other notices or demands of any kind (all of which are hereby expressly waived by Borrower), on the date specified in such written notice to the Borrower, which date (the “Accelerated Maturity Date”) shall be no earlier than the fifth (5th) day following the date of such notice.

(b)           In addition, Lender shall be entitled to exercise any and all such other rights and remedies as the Lender may have under law or in equity.

(c)           All of Lender’s rights and remedies in connection with this Note or under applicable law or at equity shall be cumulative, and Lender’s exercise of any one or more of those remedies shall not constitute an election of remedies.

7.           Interest Computation.  Interest shall be computed on the basis of a fraction, the denominator of which is three hundred sixty-five (365) and the numerator of which is the actual number of days in the month of such adjustment.

8.           Principal Prepayments.  Borrower shall have the right to prepay this Note, in whole or in part, at any time without penalty.

9.           Right to Make Notations.  The holder of this Note is hereby authorized to record the date of funding of the Outstanding Principal Amount, the date and amount of each payment of principal and interest, and applicable interest rates and other information with respect thereto, on schedules to be annexed to and constituting a part of this Note (or record such information by any analogous method the holder hereof may elect consistent with its customary practices) and any such recordation shall constitute prima facie evidence, absent manifest error, of the accuracy of the information so recorded; provided, however, that the failure to make a notation or the inaccuracy of any notation shall not limit or otherwise affect the obligations of Borrower under this Note.

10.           Delay in Enforcement.  If Lender delays in exercising or failing to exercise any of their respective rights under this Note, that delay or failure shall not constitute a waiver of any of Lender’s rights, or of any breach, default or failure of condition of or under this Note.  No waiver by Lender of any of its rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender.

11.           Assignment.  This Note inures to and binds the heirs, legal representatives, successors and assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or assign or delegate any of its rights or obligations under this Note.

12.           Usury Laws.  Borrower and Lender intend to comply at all times with applicable usury laws.  If at any time such laws would render usurious any amounts due under this Note under applicable law, then it is Borrower’s and Lender’s express intention that Borrower not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section shall control over all other provisions of this Note which may be in apparent conflict hereunder, that such excess amount shall be immediately credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower), and the provisions hereof shall immediately be reformed and the amounts thereafter decreased, so as to comply with the then applicable usury law, but so as to permit the recovery of the fullest amount otherwise due under this Note.

13.           Unconditional Liability; No Offsets.  Borrower promises absolutely and unconditionally to pay the indebtedness evidenced hereby, in accordance with the terms and conditions set forth in this Note, without offset or counterclaim.

14.           Governing Law and Waivers.  This Note shall be governed by the laws of the State of New York.  The Borrower hereby waives presentment; demand; notice of dishonor; notice of default or delinquency; notice of acceleration; notice of nonpayment; notice of costs, expenses or losses and interest thereon; and notice of interest on interest and late charges.

15.           Business Days; Application of Payments.  Whenever any payment on this Note shall be stated to be due on a day that is not a business day, such payment shall instead be made on the next succeeding business day, and such extension of time shall be included in the computation of interest payable on this Note.  Each payment hereunder shall be credited first to accrued and unpaid interest then due and the remainder of such payment shall be credited to principal.

16.           Jurisdiction and Venue.  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, for purposes of any action, lawsuit or other proceeding arising out of or relating to this Note and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each of the parties hereto hereby consents to process being served by any party to this Note in any suit, action or proceeding by the mailing of a copy thereof to the applicable party.

17.           Attorneys Fees.  If any attorney is engaged by Lender to enforce or defend any provision of this Note, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all attorneys’ fees and all costs incurred by Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and costs had been added to the principal.

[Next Page Is Signature Page]

[Signature Page for Senior Promissory Note]

IN WITNESS WHEREOF, the undersigned, by its duly authorized and acting executive officer, has executed this Senior Promissory Note as of the date first set forth above.

BORROWER: Laredo Oil, Inc., a Delaware corporation

By:	/s/ Mark See
Mark See, President and CEO